Exhibit 99.1

           CROSSTEX ANNOUNCES INCREASE IN DIVIDENDS AND DISTRIBUTIONS

    DALLAS, Oct. 20 /PRNewswire-FirstCall/ -- The Crosstex Energy companies, Crosstex Energy, L.P. (Nasdaq: XTEX) (the Partnership) and Crosstex Energy, Inc. (Nasdaq: XTXI) (the Corporation), today announced the tenth consecutive increase in quarterly distributions and the sixth consecutive increase in quarterly dividends:
     * Third quarter distributions on the Partnership's common and subordinated units will increase from $0.47 per unit to $0.49 per unit, payable November 15 to unitholders of record on November 1.
     * Third quarter dividends on the Corporation's common stock will increase from $0.43 per share to $0.46 per share, payable November 15 to stockholders of record on November 1.

    The companies have increased distributions and dividends every quarter since the initial public offering of each company.

    About the Crosstex Energy Companies
    Crosstex Energy, L.P., a mid-stream natural gas company headquartered in Dallas, operates over 4,500 miles of pipeline, five processing plants, and approximately 100 natural gas amine treating plants. Crosstex currently provides services for approximately 1.9 Bcf/day of natural gas.

    Crosstex Energy, Inc. owns the two percent general partner interest, a 50 percent limited partner interest, and the incentive distribution rights of Crosstex Energy, L.P.

    Additional information about the Crosstex companies can be found at http://www.crosstexenergy.com .

    This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included herein constitute forward-looking statements. Although the companies believe that the expectations reflected in the forward-looking statements are reasonable, they can give no assurance that such expectations will prove to be correct.

    Contact:  Barry E. Davis, President and Chief Executive Officer
              William W. Davis, Executive V.P. and Chief Financial Officer
    Phone:    (214) 953-9500

SOURCE  Crosstex Energy, L.P.; Crosstex Energy, Inc.
    -0-                             10/20/2005
    /CONTACT: Barry E. Davis, President and Chief Executive Officer, or William W. Davis, Executive V.P. and Chief Financial Officer, both of Crosstex Energy, L.P. and Crosstex Energy, Inc., +1-214-953-9500/
    /Web site:  http://www.crosstexenergy.com /
    (XTEX XTXI)